Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedule of Medidata Solutions, Inc., and the effectiveness of Medidata Solutions Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Medidata Solutions, Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
New York, New York
June 22, 2018